Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Siyata Mobile Inc. dated October 10, 2022 and to the incorporation by reference of our report dated March 31, 2022, relating to the consolidated financial statements as of December 31, 2021 and 2020, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2021, December 31, 2020, and December 31, 2019 appearing in the company’s Annual Report on Form 20-F for the year ended December 31, 2021 as filed with the U.S. Securities and Exchange Commission on April 28, 2022 (File No. 001-39557).

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

October 12, 2022